EXHIBIT 4.3
WILMINGTON TRUST CORPORATION
OFFICERS’ CERTIFICATE
4.875% SUBORDINATED NOTES DUE 2013
April 1, 2003
     The undersigned Authorized Officers hereby certify that, pursuant to resolutions duly adopted by the Board of Directors of the Corporation on March 20, 2003 (collectively, the “Borrowing Resolutions”), such Authorized Officers are authorized and empowered on behalf of the Corporation to arrange or effect subordinated borrowings in a specified amount. Pursuant to that authority, the Authorized Officers hereby take the following actions:
RESOLVED, that, pursuant to that certain Indenture dated as of May 4, 1998 between the Corporation and Norwest Bank Minnesota, National Association (now Wells Fargo Bank Minnesota, National Association), as Trustee, relating to subordinated debt securities (the “Indenture”), the Authorized Officers hereby authorize and approve the issuance and sale of a series of Securities (the “Notes”), as follows:
(1)	The title of the Securities of this Series (the “Notes”) is “4.875% Subordinated Notes Due 2013.”

(2)	The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Article Three or Section 4.07, 9.06 or 15.03 of the Indenture) shall be limited to Two Hundred Fifty Million Dollars ($250,000,000.00).

(3)	The Notes shall be issued in fully registered form, without coupons, and none of the Notes shall be issuable in bearer form. The Notes shall be issued in the form of one or more Global Securities deposited with, or on behalf of, the Depository Trust Company (“DTC”) or another successor depositary institution named by the Corporation and, if deposited with or on behalf of DTC, will be registered in the name of DTC’s nominee, Cede & Co. (“Cede”).

(4)	The Notes shall be denominated in, and the principal of and interest on the Notes shall be payable in, United States dollars.

(5)	The Principal of the Notes shall be payable on April 15, 2013.

(6)	The Notes shall bear interest at the rate of 4.875% per annum from April 4, 2003 until the principal thereof is paid or made available for payment. Such interest shall be payable semiannually in arrears on October 15 and April 15 of each year, commencing October 15, 2003 to the persons of record on October 1 or April 1 (whether or not a Business Day) next preceding such October 15 or April 15, respectively; and such interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

(7)	The Notes shall not be subject to redemption at the option of the Corporation.

(8)	The Notes shall not be subject to redemption at the option of a Holder thereof or pursuant to any sinking fund or otherwise.

(9)	The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are incorporated by reference herein and authorized hereby.

(10)	The Notes shall be subordinated to the rights of holders of Senior Indebtedness and General Obligations as and to the extent provided in the Indenture.

(11)	For so long as the Notes are held by the Depositary or its nominee, payment of principal and interest shall be made by wire transfer to an account designated by the Depositary or its nominee. The Place of Payment for Notes not held by the Depositary or its nominee and the location for surrender of Notes for transfer or exchange and for the giving of notices shall be the Corporation’s offices at Rodney Square North, 1100 North Market Street, Wilmington Delaware 19890 and such other Place of Payment as may be designated by Authorized Officers from time to time.

(12)	Wells Fargo Bank Minnesota, National Association is hereby appointed and designated to act as Trustee and Security Registrar under the Indenture.
RESOLVED, that the Corporation is hereby authorized and directed to issue the Notes to the holders of the 4.875% Subordinated Notes Due 2013 the Corporation issued on April 4, 2003 (the “Outstanding Notes”) in exchange for the Outstanding Notes in accordance with the terms of the Indenture, this Certificate and the Registration Rights Agreement dated April 4, 2003 (the “Registration Rights Agreement”) among the Corporation and Salomon Smith Barney Inc., Sandler O’Neill & Partners, L.P., FTN Financial Securities Corp. and Keefe, Bruyette & Woods, Inc.
RESOLVED, that the Authorized Officers and the Secretary or any Assistant Secretary of the Corporation be, and each of them hereby is, authorized to take, or cause to be taken, any and all actions which each such Authorized Officer may deem necessary or desirable to carry out the purpose and intent of the foregoing resolutions or in order to perform, or cause to be performed, the obligations of the Corporation under the Indenture, the Notes and the Registration Rights Agreement and, in connection therewith, to make, execute and deliver or cause to be made, executed and delivered, all agreements, undertakings, documents, certificates, orders, requests or instruments in the name and on behalf of the Corporation as each such Authorized Officer may deem necessary or desirable.
RESOLVED, that all actions of the Corporation, its directors, officers, agents and employees heretofore taken in connection with the aforesaid matters hereby are ratified, approved and confirmed.
RESOLVED, that the capitalized terms used in this Certificate but not defined herein shall have the meanings given to them in the Indenture.

RESOLVED, that this writing constitutes a complete record of the above actions taken by the undersigned Authorized Officers as of the date first set forth above.

	/s/ Ted T. Cecala		/s/ David R. Gibson

Name:	Ted T. Cecala	Name:	David R. Gibson
	Chairman of the Board and		Executive Vice President and
	Chief Executive Officer		Chief Financial Officer

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